Exhibit 99.1
Q & A Responses
Q.	What functions are considered “corporate office” and what functions are considered “operations?” For example, will Provider Operations be considered Operations or remain at corporate? Considering that this function supports Operations in contracting their providers, it could go either way.

A.	We have not yet decided which departments or functions will be located in Brentwood, which will remain in St. Louis and which might be shared in both locations. We intend to announce the majority of those decisions within approximately 90 days after the transaction closes and will communicate them at the appropriate time. It is important at this point not to assume that all aspects of operations will be based in St. Louis since the operations offices will be headquartered there, or that all other functions will be based in Tennessee since the CEO and CFO will be located in Brentwood. We will make these decisions based on a number of considerations which ultimately we believe combine the best people, processes and systems of both organizations.

Q.	How does this impact CHS and CHS Medical Services? Will they fall under the same new name, or stay the way they did under America Service Group?

A.	CHS, as a subsidiary of PHS Correctional Healthcare, will continue to operate as a distinct entity. As with PHS, CHS will honor existing contractual obligations with its clients. CHS Medical Services is a New Jersey Professional Corporation that subcontracts with CHS to provide the professional physician services at correctional facilities in which CHS is the contracted health services provider. CHS will continue its contractual relationship with CHS Medical Services for the provision of physician services to its New Jersey clients. All other information will be shared at closing of the transaction.
Additional Information and Where to Find It
In connection with the proposed merger, America Service Group will file with the SEC a proxy statement with respect to the special meeting of stockholders that will be held to consider the merger. When completed and filed, the definitive proxy statement and a form of proxy will be mailed to the stockholders of America Service Group. BEFORE MAKING ANY VOTING DECISION, AMERICA SERVICE GROUP’S STOCKHOLDERS ARE STRONGLY URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT AMERICA SERVICE GROUP AND THE PROPOSED MERGER. America Service Group’s stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC (in each case, when available) from the SEC’s website at http://www.sec.gov. America Service Group’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (in each case, when available) by directing a request by mail or telephone to America Service Group, Attn: Scott King, General Counsel, 105 Westpark Drive, Suite 200, Brentwood, Tennessee, 37027, telephone: (615)373-3100, or from the investor relations section of America Service Group’s website at www.asgr.com.

Proxy Solicitation
America Service Group and its directors and officers may be deemed to be participants in the solicitation of proxies from America Service Group’s stockholders with respect to the proposed merger. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger. Information regarding America Service Group’s directors and executive officers and their ownership of America Service Group’s common stock is also available in America Service Group’s definitive proxy statement for its 2010 Annual Meeting of Stockholders filed with the SEC on April 28, 2010 and updated on May 28, 2010.